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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1 )*
                                      ----

                            BREAKAWAY SOLUTIONS, INC.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   106372 10 5
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 NOT APPLICABLE
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]      Rule 13d-1(b)
    [ ]      Rule 13d-1(c)
    [X]      Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No. 106372 10 5              SCHEDULE 13G              Page 1 of 4 pages
------------------ ----                                    --------------------

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     1.       NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              GORDON BROOKS
-------------------------------------------------------------------------------
     2.       Check the Appropriate Box if a Member of a Group*
                                                              (a)    [ ]

            NOT APPLICABLE.                                   (b)    [ ]
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     3.     SEC Use Only

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     4.     CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES OF AMERICA
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                                5.     SOLE VOTING POWER
                                       5,344,452 (1)
    NUMBER OF                --------------------------------------------------
     SHARES                     6.     SHARED VOTING POWER
  BENEFICIALLY                         NONE
    OWNED BY                 --------------------------------------------------
      EACH                      7.     SOLE DISPOSITIVE POWER
   REPORTING                           5,344,452(1)
     PERSON                  --------------------------------------------------
                                8.     SHARED DISPOSITIVE POWER
                                       NONE
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     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,344,452 (1)
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    10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                                  [ ]
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    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            9.8% (AS OF DECEMBER 31, 2000)
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    12.     TYPE OF REPORTING PERSON*

            IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes, pursuant to Rule 13d-3, 25,538 shares held in a trust of which Mr. Brooks is the sole beneficiary and 87,400 shares held in a limited liability company of which Mr. Brooks is the sole manager and voting member. In addition, this number includes, pursuant to Rule 13d-3, 174,462 shares subject to outstanding stock options held by a revocable trust of which Mr. Brooks is the sole beneficiary and 5,057,052 shares subject to outstanding stock options that are exercisable within the 60-day period following December 31, 2000.


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------------------ ----                                    --------------------
CUSIP No. 106372 10 5              SCHEDULE 13G              Page 2 of 4 pages
------------------ ----                                    --------------------


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ITEM 1(a). NAME OF ISSUER:

           BREAKAWAY SOLUTIONS, INC.
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ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           2 SEAPORT LANE, BOSTON, MASSACHUSETTS  02210
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ITEM 2(a). NAME OF PERSON FILING:

           GORDON BROOKS
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ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

           C/O BREAKAWAY SOLUTIONS, INC., 2 SEAPORT LANE, BOSTON, MASSACHUSETTS 02210
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ITEM 2(c). CITIZENSHIP:

           UNITED STATES OF AMERICA
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ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           COMMON STOCK
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ITEM 2(e). CUSIP NUMBER:

           106372 10 5
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ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or
           (c), CHECK WHETHER THE PERSON FILING IS A: NOT APPLICABLE

           (a) [ ] Broker or Dealer registered under Section 15 of the Exchange Act.
           (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
           (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act.
           (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.
           (e) [ ]  An investment adviser in accordance with
                    Rule 13d-1(b)(1)(ii)(E);
           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
           (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
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CUSIP No. 106372 10 5              SCHEDULE 13G              Page 4 of 4 pages
------------------ ----                                    --------------------

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ITEM 4.    OWNERSHIP

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)  Amount beneficially owned: 5,344,452 (1)
                                           ------------------------------------
           (b)  Percent of Class: 9.8% (AS OF DECEMBER 31, 2000)
                                  ---------------------------------------------
           (c)  Number of shares as to which such person has:
                (i)   Sole power to vote or to direct the vote  5,344,452 (1)
                                                              -----------------
                (ii)  Shared power to vote or to direct the vote  NONE
                                                                ---------------
                (iii) Sole power to dispose or direct the disposition of
                      5,344,452 (1)
                      ---------------------------
                (iv)  Shared power to dispose or direct the disposition of NONE
                                                                           -----

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ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. NOT APPLICABLE.

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ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

NOT APPLICABLE.
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ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
           THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


NOT APPLICABLE.
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ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


NOT APPLICABLE.
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ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE.
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ITEM 10.   CERTIFICATIONS.

NOT APPLICABLE.
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(1) Includes, pursuant to Rule 13d-3, 25,538 shares held in a trust of which
    Mr. Brooks is the sole beneficiary and 87,400 shares held in a limited liability company of which Mr. Brooks is the sole manager and voting member. In addition, this number includes, pursuant to Rule 13d-3, 174,462 shares subject to outstanding stock options held by a revocable trust of which Mr. Brooks is the sole beneficiary and 5,057,052 shares subject to outstanding stock options that are exercisable within the 60-day period following December 31, 2000.


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CUSIP No. 106372 10 5              SCHEDULE 13G              Page 3 of 4 pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    FEBRUARY 14, 2001
                                           ------------------------------------
                                                          (DATE)

                                                    /S/ GORDON BROOKS
                                           ------------------------------------
                                                       (SIGNATURE)

                                              GORDON BROOKS, PRESIDENT & CEO
                                           ------------------------------------
                                                       (NAME/TITLE)